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Exhibit 10(l)

        THIRD AMENDED AND RESTATED

REVOLVING CREDIT AND TERM LOAN AGREEMENT

dated as of May 4, 2001

between

VIDEO DISPLAY CORPORATION, a Georgia corporation,
APEX ELECTRONICS, INC., a New Jersey corporation,
SOUTHWEST VACUUM DEVICES, INC., an Arizona corporation,
TELTRON TECHNOLOGIES, INC., a Georgia corporation,
Z-AXIS, INC., a Georgia corporation,
MENGEL INDUSTRIES, INC., a Pennsylvania corporation,
AYDIN DISPLAYS, INC., a Georgia corporation,
LEXEL IMAGING SYSTEMS, INC., a Delaware corporation

and

SOUTHTRUST BANK,
an Alabama banking corporation

THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT

        THIS THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT is dated as of May 4, 2001 among VIDEO DISPLAY CORPORATION, a Georgia corporation, APEX ELECTRONICS, INC., a New Jersey corporation, SOUTHWEST VACUUM DEVICES, INC., an Arizona corporation, TELTRON TECHNOLOGIES, INC., a Georgia corporation, Z-AXIS, INC., a Georgia corporation, MENGEL INDUSTRIES, INC., a Pennsylvania corporation, AYDIN DISPLAYS, INC., a Georgia corporation, and LEXEL IMAGING SYSTEMS, INC., a Delaware corporation (collectively the "Borrower"), and SOUTHTRUST BANK, an Alabama banking corporation, successor by conversion to SouthTrust Bank, N.A. (the "Bank"). The parties hereto hereby agree as follows:

W I T N E S S E T H:

        WHEREAS, Bank and some of the entities comprising Borrower are parties to that certain Second Amended and Restated Revolving Credit and Term Loan Agreement by and between certain of those entities comprising Borrower, Fox International Ltd., Inc., Vanco International, Inc. and Bank dated as of August 26, 1994, as amended by Amendment No. 1 dated as of August 1, 1995, by Amendment No. 2 dated as of January 15, 1996, by Amendment No. 3 dated as of April 19, 1996, by Amendment No. 4 dated as of August 31, 1996, by Amendment No. 5 dated as of October 31, 1996, by Amendment No. 6 dated as of December 31, 1996, by Amendment No. 7 dated as of February 18, 1997, by Amendment No. 8 dated as of March 6, 1997, by Amendment No. 9 dated as of March 18, 1997, by Amendment No. 10 dated as of July 31, 1997, by Amendment No. 11 dated as of March 31, 1998, by Amendment No. 12 dated as of November 17, 1998, and by Amendment No. 13 dated as of May 20, 1999 (collectively, the "Second Amended Loan Agreement"), pursuant to which Bank has extended to Borrower a $5,500,000.00 revolving line of credit (the "$5,500,000 Line of Credit");

        WHEREAS, Bank has previously extended to Borrower Video Display Corporation a $3,000,000.00 term loan, evidenced by that certain Commercial Promissory Note dated May 1, 2000 (the "$3,000,000 Term Loan");

        WHEREAS, pursuant to the Second Amended Loan Agreement, Bank has previously extended to some of the entities comprising Borrower a $7,500,000.00 term loan, evidenced by that certain Aydin Term Note dated November 17, 1998 (the "Aydin Term Loan");

        WHEREAS, Borrower has requested Bank, on the terms and conditions as hereinafter set forth to consolidate the $5,500,000 Line of Credit and the $3,000,000 Term Loan into a new revolving credit facility in the principal amount of $10,000,000;

        WHEREAS, Bank is willing to extend this new $10,000,000.00 revolving line of credit, subject to the terms and conditions as hereinafter set forth; and

        NOW, THEREFORE, for and in consideration of the sum of $10.00 in hand paid by Bank to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

        1.01.    Defined Terms.    As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning, when used in the plural and vice versa):

          "Account Debtor" any Person who is or may become obligated under or on account of an Account.

          "Accounts" all accounts, accounts receivable, chattel paper, chattel mortgages, leases, instruments, documents, promissory notes, contracts for receipt of money, conditional sales contracts, and evidences of debt of or owing to or acquired by Borrower whether now existing or hereafter arising, including, without limitation, (i) all accounts and other rights to payment of money which arise or result from Borrower's selling or other disposition of Borrower's goods or the providing of services by Borrower, (ii) the proceeds of any insurance covering any collateral, and (iii) the return of unearned insurance premiums.

          "Advance" shall mean a Revolving Credit Advance.

          "Affiliate" shall mean any Person (a) which directly or indirectly controls, or is controlled by, or is under common control with, Borrower; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of Borrower; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agreement" shall mean this Third Amended and Restated Revolving and Term Loan Agreement, as amended, supplemented or modified from time to time.

          "Agreement Date" shall mean May 4, 2001.

          "Aydin Term Loan" shall mean the term loan made to some of the entities comprising Borrower, Vanco International, Inc., and Fox International Ltd., Inc., as more fully and particularly described in Section 2.10 of this Agreement.

          "Aydin Term Note" shall mean that certain Aydin Term Note in the original principal amount of $7,500,000.00, by some of the entities comprising Borrower, Vanco International, Inc., and Fox International Ltd., Inc., in favor of Bank, dated November 17, 1998, which evidences the indebtedness of the Aydin Term Loan.

          "Base Rate" shall mean the per annum rate of interest designated from time to time by Bank to be its Base Rate, with any change in the rate of interest resulting from a change in the Base Rate to be effective as of the opening of business of Bank on the day of such change. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any borrower. Bank may make commercial loans or any other loans at rates of interest at, above or below the Base Rate.

          "Base Rate Advance" shall mean any Advance accruing interest at the Base Rate.

          "Base Rate Loan" shall mean a Revolving Credit Advance accruing interest at the Base Rate.

          "Borrowing Base" shall mean (i) eighty-five percent (85%) of Eligible Accounts, plus (ii) forty percent (40%) of Eligible Inventory, not to exceed $6,500,000.00, plus (iii) seventy percent (70%) of the orderly liquidation value of equipment, plus (iv) seventy-five percent (75%) of the appraised value of approved real estate conveyed to Bank as collateral. The orderly liquidation value of equipment is to be determined by appraisals of equipment to be completed by an appraiser chosen by Bank. Equipment will be added to the Borrowing Base only to the extent required to provide for a minimum excess availability of $2,000,000.00. In order for real estate to qualify as "approved real estate conveyed to Bank as collateral," (a) it must be owned by an entity comprising Borrower, (b) Bank must have a first priority, perfected lien, security interest and/or security title in and to such real estate pursuant to duly executed and delivered mortgage, deed of trust, or deed to secure debt, and (c) Bank must have received an acceptable mortgagee's title insurance policy insuring Bank's interest in said real estate in an amount acceptable to Bank.

          "Borrowing Base Certificate" shall mean a certificate, substantially in the form attached hereto as Exhibit C and otherwise satisfactory to Bank, setting forth in detail the Borrowing Base and certified by Borrower to be true and correct as of its date.

          "Business Day" shall mean, with respect to a LIBOR Advance or a LIBOR Loan, any day other than a Saturday, Sunday, or a day on which commercial banks are authorized or required to close for business, including dealings in Dollar deposits, in London, England and Atlanta, Georgia, and with respect to all other matters, any day other than a Saturday, Sunday or a day on which commercial banks are required or authorized to close in Atlanta, Georgia.

          "Capital Lease" shall mean all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

          "Change of Control Date" shall mean the first day on which (a) any Person, or group of related Persons, has beneficial ownership of a majority in interest of the outstanding Voting Stock of any entity comprising Borrower, (b) any Person, or group of related Persons, shall acquire all or substantially all of the assets of any entity comprising Borrower, or (c) any event shall occur which is defined as a "Change of Control" or similar transaction or transactions relating to the ownership or control of any entity comprising Borrower, in any instrument creating or evidencing debt enabling any holder or holders of debt instruments to require any entity comprising Borrower to prepay, purchase or redeem such debt, provided that a Change of Control Date as specified in clause (a) above shall not be deemed to have occurred if such entity shall have merged with another corporation, provided that such entity shall be the continuing or surviving corporation and the surviving corporation shall be engaged in a line of business related to that of such entity Borrower and no Person or group of related Persons shall have beneficial ownership of a majority in interest of the outstanding Voting Stock of such successor corporation.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

          "Collateral" shall mean (i) the collateral as defined in the Security Agreements, and (ii) all proceeds thereof, all as more fully set forth in the Security Agreements, all of which is given to secure the Secured Obligations.

          "Debt" shall mean (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes or other similar instruments; (3) obligations for the deferred purchase price of property or services (including trade obligations); (4) obligations as lessee under Capital Leases; (5) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (6) obligations under acceptance facilities; (7) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; and (8) obligations secured by any Liens whether or not the obligations have been assumed.

          "Default" shall mean any of the events specified in Section 9.01 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Default Rate" shall mean the "Default Rate" as described and defined in Section 3.07 hereof.

          "EBITDA" shall mean Borrower's earnings before interest, taxes, depreciation and amortization, as determined by generally accepted accounting principles, consistently applied.

          "Eligible Account" shall mean an Account arising in the ordinary course of Borrower's business from the sale of goods or rendition of services which Bank, in its sole discretion, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if: (i) it arises out of a sale made by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; or (ii) it is unpaid for more than sixty (60) days after the original due date shown on the invoice; or (iii) it is due or unpaid more than ninety

  (90) days after the original invoice date; or (iv) fifty percent (50%) or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; or (v) the total unpaid Accounts of the Account Debtor exceed twenty-five percent (25%) of the net amount of all Accounts, to the extent of such excess; or (vi) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; or (vii) the Account Debtor is also Borrower's or an Affiliate's creditor or supplier, or has disputed liability with respect to such Account, or has made any claim with respect to any other Account due from such Account Debtor to Borrower or an Affiliate, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor or an Affiliate of the Account Debtor; or (viii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or (ix) unless approved in writing by Bank, it arises from a sale to an Account Debtor outside the United States or to an Account Debtor who is not a resident of the United States or involves a shipment to an address outside of the United States; or (x) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or (xi) Bank believes, in its sole discretion, that collection of such Account is insecure or that payment thereof is doubtful or will be delayed by reason of the Account Debtor's financial condition; or (xii) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Bank, in form and substance satisfactory to Bank, so as to comply with the Assignment of Claims Act of 1940, as amended; or (xiii) the Account is subject to a Lien; or (xiv) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or (xv) the total unpaid Accounts of the Account Debtor exceed a credit limit determined by Bank, in its sole discretion, to the extent such Account exceeds such limit; or (xvi) the Account is evidenced by chattel paper, a note, or an instrument of any kind, or has been reduced to judgment; or (xvii) Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or (xviii) Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; or (xix) the Account arises from a retail sale of goods to a Person who is purchasing same primarily for personal, family or household purposes; or (xx) an account of Fox International, Ltd., Video Display Europe B.V., Video Electronics S.A. de C.V., or Video Display Ltd; or (xxi) the Account is deemed ineligible by Bank in its sole discretion. In addition, Eligible Account shall not include any portion of an Account which consists of service charges, late charges or penalties, interest of Account Debtors, or other charges relating to the extension of credit by Borrower or the timing of payment by Account Debtor. In determining the aggregate amount of Eligible Accounts, there shall be excluded from consideration any credit balance of an Account Debtor which is more than 90 days old as measured from the date of original posting of said credit balance to Borrower's books and records.

          "Eligible Inventory" shall mean Inventory valued at the lesser of cost or current market value, all of which Inventory is, at any given time, (a) not damaged or defective in any way; (b) not sold or segregated for sale and reflected as an Account of Borrower; (c) not consigned Inventory; (d) not inventory-in-transit; (e) not work-in-process Inventory; (f) not constituting packaging materials and supplies; (g) not Inventory evidenced by negotiable warehouse receipts or by non-negotiable warehouse receipts or documents of title which have not been issued in the name of Bank; (h) not subject to a document of title such as a warehouse receipt or bill of lading; (i) not Inventory held by Fox International Ltd., Inc., Video Display Europe B.V., Video Electronics S.A. de C.V., or Video Display Ltd.; and (j) not Inventory deemed ineligible by Bank in its sole discretion.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

          "ERISA Affiliate" shall mean, as of any date, any trade or business (whether or not incorporated) which together with Borrower is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

          "Event of Default" shall mean any of the events specified in Section 9.01 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Interest Period" shall mean with respect to a LIBOR Advance and a LIBOR Loan, a period of one (1), three (3) or six (6) months, as Borrower may elect as provided in this Agreement; provided that (1) the first day of an Interest Period must be a Business Day; (ii) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day; (iii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of an Interest Period) shall end on the last Business Day of a calendar month; (iv) with respect to a LIBOR Loan, each principal installment shall have an Interest Period ending on an installment payment date and the remaining principal balance, if any, on such LIBOR Loan shall have an Interest Period as set forth above and (iv) no Interest Period with respect to any LIBOR Advance shall extend beyond the Revolving Credit Termination Date, [and with respect to the LIBOR Loans,] beyond their respective Maturity Dates.

          "Inventory" all inventory of whatever kind or nature of Borrower, now owned or hereafter acquired by Borrower, and wherever located, including, without limitation, all goods held for sale or lease or furnished or to be furnished under contracts, and any raw materials, goods in transit, work in process or finished goods, supplies, returned or repossessed goods, together with all goods and materials used or consumed in Borrower's business.

          "LIBOR" shall mean, for any Interest Period, a per annum rate of interest equal to the London Interbank Offered Rate (LIBOR) for contracts with a maturity date corresponding to the applicable Interest Period, as quoted in the MONEY RATES section of The Wall Street Journal as effective for contracts entered into on the first day of the applicable Interest Period (expressed as a decimal).

          "LIBOR Advance" shall mean any Advance accruing interest based on LIBOR.

          "LIBOR Adjustment" shall mean the percentage to be added to LIBOR in determining the per annum rate of interest accruing on LIBOR Advances, as determined in Article II hereof.

          "LIBOR Loan" shall mean a Revolving Credit Advance accruing interest based on LIBOR.

          "Lien" shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

          "Loan" shall mean the revolving loan evidenced by the Revolving Credit Note.

          "Loan Documents" shall mean this Agreement, the Note, the Security Agreement, and any certificates or other documents delivered hereunder or pursuant hereto.

          "Maturity Date" shall mean, with respect to each Revolving Credit Advance, July 1, 2003.

          "Minimum Debt Service Coverage Ratio" shall mean the ratio in which the initial number is the sum of the net income (after provision for federal and state taxes and excluding any extraordinary income) of Borrower calculated based upon the 12 month period preceding the applicable date plus the interest expenses of Borrower for said period, plus the sum of all federal and state taxes paid, plus the sum of non-cash expenses or allowances for Borrower for such period (including, without limitation, amortization or write-down of intangible assets, depreciation, depletion, and deferred taxes), and the second number is the sum of the current portion of all outstanding principal due under all debt owed by Borrower as of the applicable date plus the interest expenses of Borrower for the 12 month period preceding the applicable date.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in section 400(a)(3) of ERISA.

          "Note" or "Notes" shall mean collectively the Revolving Credit Note and the Aydin Term Note.

          "Notice of Borrowing" shall have the meaning set forth in Section 2.03 hereof.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity or a government (or a political subdivision or agency thereof).

          "Plan" shall mean any "employee benefit plan" as defined in Section 3(3) of ERISA maintained by or on behalf of Borrower or any ERISA Affiliate, including, but not limited to any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability or life insurance benefits.

          "Prohibited Transaction" shall mean any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

          "Reportable Event" shall mean any of the events set forth in Section 4043 of ERISA.

          "Reserve Percentage" shall mean, for any day, the stated maximum rate (expressed as a decimal) of all reserves required to be maintained with respect to liabilities or assets consisting of or including "eurocurrency liabilities", as prescribed by Regulation D of the Board of Governors of the Federal Reserve System (or by any other governmental body having jurisdiction with respect thereto), including without limitation any basic, marginal, emergency, supplemental, special, transitional or other reserves, the rate so determined to be rounded upward to the nearest whole multiple of 1/100 of 1%.

          "Revolving Credit Advance" shall mean an advance under the Revolving Credit Commitment.

          "Revolving Credit Commitment" shall have the meaning set forth in Section 2.01(a) hereof.

          "Revolving Credit Note" shall mean the $10,000,000 Amended and Restated Revolving Note as described in Section 2.01(b) hereof.

          "Revolving Credit Notice of Borrowing" shall have the meaning set forth in Section 2.03 hereof.

          "Revolving Credit Termination Date" shall have the meaning set forth in Section 2.01(d).

          "Secured Obligations" shall mean all indebtedness, liabilities, and obligations of Borrower of any nature whatsoever which Bank may now or hereafter have, own or hold, and which are now or hereafter owing to Bank regardless of however and whenever created, arising or evidenced, whether now, heretofore or hereafter incurred, whether now, heretofore or hereafter due and payable, whether alone or together with another or others, whether direct or indirect, primary or secondary, absolute or contingent, or joint or several, and whether as principal, maker, endorser, guarantor, surety or otherwise, and also regardless of whether such Secured Obligations are from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred including, without limitation, all such indebtedness, liabilities or obligations which may now or hereafter arise under any of the Notes, the Security Agreements or on account of the Loan, as well as all Bank's fees, charges and expenses of or incidental to the preparation, renewal, modification or enforcement of Borrower's obligations arising out of the Loans and any and all extensions or renewals thereof in whole or in part; and any indebtedness, liabilities or obligations of Borrower to Bank under any later or future advances or loans made by Bank to Borrower, and any obligation or other indebtedness owing by Borrower to Bank under any interest rate swap agreement.

          "Security Agreement" shall mean, collectively, the agreements of Borrower creating security interests in favor of Bank in the Collateral, including, without limitation, any security agreements, deeds of trust, mortgages, or deeds to secure debt, as security for the Secured Obligations.

          "Senior Funded Debt" shall mean all Debt which has not been subordinated to Debt owed to Bank.

          "Senior Funded Debt to EBITDA Ratio" shall mean the ratio of Borrower's Senior Funded Debt to EBITDA, measured at the end of each fiscal quarter for the rolling twelve (12) month period then ended, as determined by generally accepted accounting principles.

          "Tangible Net Worth" of an entity shall mean the total of all items and categories of property of such entity, which, in accordance with generally accepted accounting principles in the United States, would be included in determining total assets as shown on the assets side of such entity's balance sheet at the date as of which such total assets are determined (excluding any value for receivables owing by officers, directors, employees or affiliates of such entity, and any value for intangible assets, including, without limitation, good will, trademarks, patents, copyrights, going concern value, organization expense and other similar items), plus any LIFO reserve, if applicable, less the total of all items and categories of indebtedness, obligations and liabilities of such entity which, in accordance with generally accepted accounting principles in the United States, would be included in determining total liabilities as shown on the liabilities side of such entity's balance sheet at the date as of which such total liabilities are to be determined, but excluding the indebtedness of such entity, if any, payment of which has been subordinated to the payment in full of all amounts owed to Bank under to the Loan Documents, pursuant to a written instrument in form and substance satisfactory to Bank.

          "Voting Stock" shall mean securities of any class or classes of a Person, the holders of which are entitled to vote in the election of directors, managers or trustees (or Persons performing similar functions) of such Person.

        1.02.    Accounting Terms.    All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 6.08 hereof, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

ARTICLE II
AMOUNT AND TERMS OF THE REVOLVING CREDIT COMMITMENT AND THE AYDIN TERM LOAN FACILITY

        2.01.    Revolving Credit Advances and the Revolving Credit Note.

          (a) Subject to and upon the terms and conditions set forth in this Agreement, Bank agrees to make available to Borrower from time to time until the Revolving Credit Termination Date, Revolving Credit Advances in aggregate principal amounts at any one time outstanding not to exceed Ten Million Dollars ($10,000,000) (the "Revolving Credit Commitment"). Within the limits of the Revolving Credit Commitment, Borrower may borrow, repay and reborrow under the terms of this Agreement a maximum aggregate amount of Revolving Credit Advances not to exceed the lesser of (i) the Revolving Credit Commitment or (ii) the Borrowing Base minus the outstanding principal balance of the Aydin Term Loan; provided, however, that Borrower may neither borrow nor reborrow should there exist a Default or an Event of Default under this Agreement. If at any time the outstanding principal balance of the Revolving Credit Note exceeds the Borrowing Base minus the outstanding principal balance of the Aydin Term Loan, Borrower shall pay Bank immediately, without notice or demand, the amount of such excess, regardless of the stipulated date of maturity, if not payable on demand.

          (b) All Revolving Credit Advances shall be evidenced by the records of Bank and by the Revolving Credit Note payable to Bank in the form of Exhibit A attached hereto with appropriate insertions. The Revolving Credit Note shall be dated the date hereof, shall be payable to the order of Bank in a principal amount equal to Ten Million Dollars ($10,000,000), shall bear interest as hereinafter provided and shall mature on the Revolving Credit Termination Date or sooner should the principal and accrued interest thereon be declared immediately due and payable as provided for hereinafter. The Bank shall have no obligation to advance funds in excess of the amount of the Revolving Credit Commitment.

          (c) The Revolving Credit Commitment available for advance shall reduce to $9,500,000.00 on July 1, 2001, and to $9,000,00.00 on July 1, 2002 (the "Reduced Commitment Amount"). After July 1, 2001, Borrower shall not reborrow beyond the then applicable Reduced Commitment Amount. Notwithstanding the foregoing, all accrued interest and outstanding principal shall be due in full on the Maturity Date.

          (d) All outstanding principal amounts under the Revolving Credit Commitment shall be due and payable in full on July 1, 2003, unless sooner accelerated in accordance with Section 9.02 hereof (the "Revolving Credit Termination Date").

        2.02.    Interest on Revolving Credit Note.    Interest shall accrue on the unpaid principal amount of each Revolving Credit Advance at the following per annum rates (referred to in the Revolving Credit Note as "Adjusted Libor"), which shall be determined applying Borrower's Senior Funded Debt to EBITDA Ratio for each fiscal quarter end, based on Borrower's financial statements, for the rolling twelve (12) month period immediately preceding the first day of an Interest Period selected by

Borrower, as hereafter provided), by adding to LIBOR the applicable LIBOR Adjustment shown below:

Senior Funded Debt to EBITDA Ratio	LIBOR Adjustment
Less than or equal to 1.75	1.50%
Greater than 1.75 but less than or equal to 2.25	1.75%
Greater than 2.25 but less than or equal to 2.75	2.00%
Greater than 2.75 but less than or equal to 3.25	2.25%
Greater than 3.25 but less than or equal to 3.75	2.50%
Greater than 3.75 but less than or equal to 4.25	2.75%
Greater than 4.25	3.00%

        2.03.    Method of Borrowing.    The Borrower shall give Bank written (including by telecopy) or telephonic notice (promptly confirmed in writing) of any requested Revolving Credit Advance (a "Revolving Credit Notice of Borrowing") specifying (i) the principal amount of such Advance, (ii) the date such Advance is to be made (which shall be a Business Day), (iii) the duration of the initial Interest Period applicable thereto. Each Revolving Credit Notice of Borrowing shall be given to Bank, not later than 11:00 A.M. (Atlanta, Georgia time) on the second Business Day preceding the date of such requested Advance and with respect to a Base Rate Advance, not later than 11:00 A.M. (Atlanta, Georgia time) on the day of such requested Revolving Credit Advance. The Bank shall be entitled to rely on any telephonic Revolving Credit Notice of Borrowing which it believes in good faith to have been given by a duly authorized officer or employee of Borrower and any such Advances made by Bank based on such telephonic notice, when credited to Borrower in accordance with Borrower's instructions, shall be Revolving Credit Advances for all purposes hereunder.

        2.04.    Selection of Successive Interest Periods.    If Bank does not receive timely notice with respect to any Revolving Credit Advance of any succeeding Interest Period selected by Borrower as provided for herein or if Borrower selects an interest rate for an Interest Period which is not available under Section 2.02, the next succeeding Interest Period shall have a duration of one (1) month. If a Default or Event of Default shall exist at the end of an Interest Period applicable thereto, any such outstanding Advance shall be converted to a Base Rate Advance.

        2.05.    Interest Payment Dates.    Interest on the Revolving Credit Note shall be payable in arrears (a) on the last day of each calendar month and (b) on the Revolving Credit Termination Date.

        2.06.    Prepayment of Revolving Credit Advances.    The Borrower shall have the right to prepay Revolving Credit Advances, in whole at any time or in part from time to time, without premium or penalty but with accrued interest on the principal amount prepaid to the date of such prepayment; provided, that (a) Borrower gives Bank at least two Business Days' prior written notice of any such prepayment, specifying the date such prepayment will occur and the Revolving Credit Advance to be prepaid, (b) each partial prepayment shall be in an amount of not less than $100,000 or a greater integral multiple of $10,000, and (iii) a LIBOR Advance may only be prepaid on the last day of the then current Interest Period with respect thereto. Notwithstanding the foregoing, if (i) Borrower is acquired and the Loan is either repaid or not assumed by the acquiring entity or is not assumable, given the current financial covenants between Borrower and Bank and Bank's credit criteria or (ii) the Loan is refinanced at any time during the term of the Loan with another financial institution, then the following prepayment premiums shall be due and payable:

    1.
    2.0% of the then applicable Revolving Credit Commitment or Reduced Commitment Amount if the Loan is repaid prior to March 31, 2002; and

    2.
    1.0% of the outstanding principal balance if the Loan is repaid after March 31, 2002 but prior to March 31, 2003.

        2.07.    Use of Proceeds.    The proceeds of each Revolving Credit Advance will be used by Borrower for general working capital and corporate purposes.

        2.08.    Commitment/Unused/Underwriting Fees.    The Borrower shall pay to Bank (a) a commitment fee on the date hereof in the amount of $25,000.00, and (b) an unused commitment fee equal to 0.25% per annum on the average daily unused Revolving Credit Commitment during each quarter in arrears on the last day of each March, June, September and December, commencing on June 30, 2001; and on the Revolving Credit Termination Date.

        2.09.    Cash Management Practices.    Notwithstanding any provision of this Agreement governing or restricting Revolving Credit Advances or LIBOR Advances to the contrary, Borrower and Bank acknowledge and agree that Bank may, in its sole and absolute discretion, repay and disburse Revolving Credit Advances on a daily basis in accordance with Bank's standard cash management practices, based on excess or deficient cash positions in Borrower's operating accounts maintained by Bank.

        2.10.    Aydin Term Loan.    Upon the terms and subject to the conditions of, and in reliance upon the representations and warranties made in the agreements evidencing, securing and otherwise relating to the indebtedness evidenced by the Aydin Term Note, Bank made the Aydin Term Loan to some of the entities comprising Borrower, Vanco International, Inc., and Fox International Ltd., Inc. on November 17, 1998, in accordance with the terms and conditions set forth in the Aydin Term Note. Borrower acknowledges and agrees that the indebtedness evidenced by the Aydin Term Note is, and shall always be, a part of the Secured Obligations.

ARTICLE III
GENERAL PAYMENT PROVISIONS

        3.01.    Illegality.    Notwithstanding any other provisions of this Agreement, if the introduction of, or any change in or in the interpretation or application of, any applicable law, regulation or directive shall make it unlawful or impossible for Bank to make, maintain or fund any LIBOR Advance or any LIBOR Loan, as the case may be, the obligation of Bank hereunder to make, maintain or fund such LIBOR Advances, or such LIBOR Loans, as the case may be, shall forthwith be cancelled, and Borrower shall, at its option, prepay all such LIBOR Advances or convert such Advances to Base Rate Advances, subject to Section 3.03 hereof, and in the case of the LIBOR Loans, prepay the LIBOR Loans in full or in part or convert the LIBOR Loans in full or in part to Base Rate Loans, subject to Section 3.03 hereof.

        3.02.    Increased Costs.    In the event that the introduction of, or any change in or in the interpretation of or application of, any applicable law, treaty or governmental regulation, or the compliance by Bank with any guideline, request or directive (whether or not having the force of law) from any central bank or other U.S. or foreign financial, monetary or other governmental authority, shall: (a) subject Bank to any tax of any kind whatsoever with respect to this Agreement, any Advances or the Aydin Term Loan or change the basis of taxation of payments to Bank of principal, interest, or any other amount payable hereunder (except for changes in the rate of tax in the overall net income of Bank); (b) impose, modify, or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by or committed to be extended by any office of Bank (other than any change by way of imposition or increase of reserve requirements under Regulation D of the Board of Governors of the Federal Reserve System included in the Reserve Percentage); or (c) impose on Bank or on the London interbank market any other condition with respect to this Agreement, the Notes or any Advances and the Aydin Term Loan made thereunder; and the result of any of the foregoing is to increase the cost to Bank of making or committing to make, renewing or maintaining any Advance or the Aydin Term Loan or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any Advance or the Aydin Term Loan, THEN, IN ANY CASE, Borrower shall promptly pay from time to time, upon demand of Bank, such additional amounts as will compensate Bank for such additional cost or such reduction, as the case may be. The Bank shall certify the amount of such additional cost or reduced amount to Borrower, including a description of the calculation thereof in reasonable detail, and such certification shall be conclusive absent manifest error.

        3.03.    Indemnity.    The Borrower hereby agrees to indemnify, Bank and hold Bank harmless from any loss, cost or expense it may sustain or incur as a consequence of (a) the failure by Borrower to complete any LIBOR Advance, as a LIBOR Loan after notice thereof has been given to Bank, or (b) the payment of any LIBOR Advance or the payment of any LIBOR Loan on a day other than the last day of the Interest Period applicable thereto, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or deemed acquired by Bank to fund such LIBOR Advance or such LIBOR Loan. The Bank shall certify the amount of its loss or expense to Borrower, and such certification shall be conclusive absent manifest error.

        3.04.    Capital Adequacy.    If. after the date of this Agreement, Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein. or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank's capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such adoption, change or compliance (taking into consideration Bank's policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, promptly upon demand by Bank, Borrower shall pay Bank such additional amount or amounts as will compensate Bank for such reduction. A certificate of Bank setting forth the additional amount or amounts to be paid to it hereunder, providing a description of the calculation thereof in reasonable detail, shall be conclusive absent manifest error. In determining any such amount, Bank may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, Bank shall determine the applicability of this Section 3.04 and shall calculate the amounts payable to it hereunder in a manner which, in Bank's reasonable judgment, is consistent with the manner in which it applies similar provisions and calculates similar compensation in similar agreements to comparable borrowers.

        3.05.    Survival.    The obligations of Borrower under Sections 3.02, 3.03 and 3.04 shall survive the termination of this Agreement and the payment of the Notes.

        3.06.    Making of Payments.    All payments of principal of, or interest on, the Notes shall be made in immediately available funds to Bank at its principal office in Atlanta, Georgia. All such payments shall be made not later than 11:00 A.M. (Atlanta, Georgia time) and funds received after that hour shall be deemed to have been received by Bank on the next following Business Day.

        3.07.    Default Rate of Interest.    If Borrower shall fall to pay on the due date therefor, whether by acceleration or otherwise, any principal owing under any Note then interest shall accrue on such unpaid principal, and to the extent allowed by law, other amounts due, at the option of Bank, from the due date until and including the date on which such principal or other amount is paid in full at (i) the then applicable interest rate with respect to Revolving Credit Advances until the end of the Interest Period applicable thereto plus an additional two percent (2%) per annum and (ii) thereafter, a rate of interest equal to the Base Rate plus two percent (2%) per annum (the "Default Rate").

        3.08.    Calculation of Interest.    Interest payable on LIBOR Advances and LIBOR Loans shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed, and interest payable on Base Rate Advances and Base Rate Loans shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed.

ARTICLE IV
CONDITIONS PRECEDENT

        4.01.    Conditions Precedent.    The obligation of Bank to make the initial Revolving Credit Advance to Borrower is subject to the conditions precedent that Bank shall have received each of the following, in form and substance satisfactory to Bank and its counsel:

  (a)
  A duly executed version of this Agreement, all Security Agreements and related documents on all real property and UCC-1 financing statements in forms acceptable to Bank.

  (b)
  Duly executed Revolving Credit Note.

  (c)
  A copy of the Articles of Incorporation and Bylaws of each entity comprising Borrower, certified as true and correct by Borrower and, a certificate of existence with respect to each Borrower from the Secretary of State of the state in which each Borrower is incorporated.

  (d)
  A certificate of Borrower certifying (i) the names and true signatures of the officers of each Borrower authorized to execute this Agreement, the Note and the other Loan Documents to be delivered hereunder, and (ii) the resolutions of Borrower approving this Agreement, the Revolving Credit Note and the Revolving Credit Advances thereunder.

  (e)
  A favorable written opinion of Meadows Ichter & Trigg, P.C., counsel for Borrower, in form and content reasonably satisfactory to Bank, addressed to Bank.

  (f)
  A duly executed Borrower's Closing Certificate substantially in the form of Exhibit B attached hereto.

  (g)
  All company and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all Loan Documents and other documents incident thereto, or delivered in connection therewith, shall be satisfactory in form and substance to Bank.

        4.02.    Conditions Precedent to Each Advance.    At the time of the making by Bank of each Advance hereunder (including the initial Revolving Credit Advance), (a) the following statements shall be true (and each of the giving by Borrower of a Notice of Borrowing in accordance with a Revolving Credit Notice of Borrowing in accordance with Section 2.03 hereof and the acceptance by Borrower of the proceeds of each Advance shall constitute a representation and warranty by Borrower that on the date of such Advance, before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

    (i)
    The representations and warranties contained in Article V hereof and in any other Loan Document are true and correct on and as of the date of such Advance as though made on and as of such date, and

    (ii)
    No Default or Event of Default exists or would result from such Advance or from the application of the proceeds therefrom; and

        (b) Bank shall have received such other approvals, opinions or documents as it may reasonably request.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to Bank that:

        5.01.    Formation.    Each entity comprising Borrower is a corporation duly incorporated and existing under the laws of the state of its incorporation, and is qualified to do business in all jurisdictions in which it conducts its business, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Borrower.

        5.02.    Authorization.    The execution, delivery, and performance by Borrower of the Loan Documents have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of the shareholders of Borrower; (b) contravene Borrower's Articles of Incorporation or Bylaws; (c) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by Borrower (except for the Liens created under the Loan Documents; or (f) cause Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

        5.03.    Legally Enforceable Agreement.    This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

        5.04.    Financial Statements.    Borrower has furnished to Bank financial statements dated November 30, 2000 (the "Financial Statements"), which Financial Statements are true and correct in all material respects. Such Financial Statements fairly and accurately present the financial condition of Borrower as of the date indicated. Since the date of the latest Financial Statements referred to above, there has been no material adverse change in the financial condition, business, operations or prospects of Borrower, and, to the knowledge of Borrower, there exist no material contingent liability or obligation assertable against Borrower that is not identified and disclosed to Bank in the Financial Statements.

        5.05.    Labor Disputes and Acts of God.    Neither the business nor the properties of Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hall, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operations of Borrower.

        5.06.    Other Agreements.    The Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or condition (financial or otherwise) of Borrower, or the ability of Borrower to carry out its obligations under the Loan Documents. The Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any such agreement or instrument material to its business to which it is a party.

        5.07.    Litigation.    There is no pending or threatened action or proceeding against or affecting Borrower before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of

Borrower or the ability of Borrower to perform its obligation under the Loan Documents, except as set forth in Schedule 5.07 attached hereto.

        5.08.    No Defaults on Outstanding Judgments or Orders.    The Borrower has satisfied all judgments, and is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or any governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

        5.09.    Ownership and Liens.    The Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by Borrower and none of its leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 7.01 of this Agreement.

        5.10.    ERISA.    Except as disclosed on Schedule 5.10 attached hereto:

          (a) Identification of Plans. Neither Borrower nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, any Plan.

          (b) Liabilities. Neither Borrower nor any Subsidiary is currently or will become subject to any liability (other than routine Plan expenses or contributions, if timely paid), tax or penalty whatsoever to any Person whomsoever, which liability, tax or penalty is directly or indirectly related to any Plan including, but not limited to, any penalty or liability arising under Title I or Title IV of ERISA, any tax or penalty resulting from a loss of deduction under Section 404 or 419 of the Code, or any tax or penalty under Chapter 43 of the Code, except such liabilities, taxes or penalties (when taken as a whole) as would not have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of Borrower; and

          (c) Funding. The Borrower and each ERISA Affiliate has made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to be paid as expenses of each Plan. No Plan would have an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) if such Plan were terminated as of the date on which this representation and warranty is made.

        5.11.    Operation of Business.    The Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and, to the knowledge of Borrower, Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

        5.12.    Taxes.    All federal, state and other tax returns of Borrower required by law to be filed have been completed in full and have been duly filed, and all taxes, assessments and withholdings shown on such returns or billed to Borrower have been paid, and Borrower maintains adequate reserves and accruals in respect of all such federal, state and other taxes, assessments and withholdings. There are no unpaid assessments pending against Borrower or any taxes or withholding, and Borrower knows of no bases therefor.

        5.13.    Debt.    Schedule 5.13 is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

        5.14.    Pollution and Other Laws and Regulations.    The Borrower is in compliance in all material respects with all laws and regulations relating to pollution and environmental control, equal employment opportunity and employee safety and other Federal, State and local laws with respect to its operations and the conduct of its business in each jurisdiction in which Borrower is presently doing business.

ARTICLE VI
AFFIRMATIVE COVENANTS

        So long as the Note or any Advance thereunder shall remain unpaid, Borrower will:

        6.01.    Maintenance of Existence.    Preserve and maintain its company existence and good standing in the jurisdiction of its formation, and qualify and remain qualified, and to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Borrower.

        6.02.    Maintenance of Records.    Keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principals, consistently applied, reflecting all financial transactions of Borrower.

        6.03.    Maintenance of Properties.    Maintain, keep and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear expected.

        6.04.    Conduct of Business.    Continue to engage in an efficient and economical manner in a business of the same general type as now conducted by it on the date of this Agreement.

        6.05.    Maintenance of Insurance.    Maintain and keep in force insurance of the type and amounts customarily carried in lines of business similar to Borrower's, including, without limitation, fire, public liability, property damage, worker's compensation insurance, which insurance shall be carried with companies in an amount reasonably satisfactory to Bank, and Borrower shall deliver to Bank from time to time at Bank's request schedules setting forth all insurance in effect and if applicable, certificates showing the Bank as loss payee or an additional insured thereunder.

        6.06.    Compliance With Laws.    Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property.

        6.07.    Right of Inspection.    At any reasonable time and from time to time, permit Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower and to discuss the affairs, finances and accounts of Borrower with any of its respective officers and directors and Borrower's independent accountants.

        6.08.    Reporting Requirements.    Furnish to Bank:

          (a) Quarterly Financial Statements. As soon as practicable and in any event within forty five (45) days after the end of each quarter in each year, a statement (consolidated for each entity comprising Borrower) of results of operations, reconciliation of surplus statement and statement of changes in cash flow of Borrower for the period from the beginning of the current fiscal year to the end of such quarter, an accounts receivable aging report, a Borrowing Base Certificate and a balance sheet of Borrower as at the end of such quarter, setting forth in each case in comparative figures for the corresponding period in the preceding fiscal year all in reasonable detail and certified by an authorized financial officer of Borrower, subject to changes resulting from year-end adjustments.

          (b) Annual Audited Financial Statements. As soon as practicable and in any event within 90 days after the end of each fiscal year, a statement (consolidated for each entity comprising Borrower) of results of operations, reconciliation of surplus statement and statement of changes in cash flow of Borrower for such year, an income statement and a balance sheet of Borrower (consolidated for each entity comprising Borrower) as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all being in unqualified form and in reasonable detail and satisfactory in scope to Bank and, as to the statements, certified to Borrower by independent public accountants of recognized standing selected by Borrower whose certificate shall be in scope and substance satisfactory to Bank;

          (c) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to Borrower by its independent certified public accountants in connection with examination of the financial statements of Borrower made by such accountants;

          (d) Compliance Certificate. Simultaneously with the delivery of the financial statements referred to in Sections 6.08(a) and (b) hereof, a certificate of the chief financial officer of Borrower (a) certifying that to the best of her knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto and (b) with computations demonstrating compliance with the covenants contained in Article VIII;

          (e) Accountant's Report. Simultaneously with the delivery of the annual financial statements referred to in Section 6.08(b), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

          (f) Projections. As soon as practicable and in any event, within 60 days after the end of each fiscal year, (i) a projected income statement of Borrower for the next succeeding fiscal year, and (ii) a projected capital expenditure budget for the next succeeding fiscal year, each setting forth in detail reasonably satisfactory to Bank the assumptions which form the basis of such projections;

          (g) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower which, if determined adversely to Borrower, could have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of Borrower;

          (h) Notice of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after the occurrence of any Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by Borrower with respect thereto;

          (i) ERISA Reports. As soon as possible, and in any event within thirty (30) days after Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to Borrower or any ERISA Affiliate, and promptly but in any event within two (2) Business Days of receipt by Borrower or any ERISA Affiliate of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to Borrower or any ERISA Affiliate, Borrower will deliver to Bank a certificate of the chief financial officer of

  Borrower setting forth all relevant details and the action which Borrower proposes to take with respect thereto;

          (j) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to Bank pursuant to any other clause of this Section 6.08;

          (k) Proxy Statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which Borrower sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; and

          (l) Further Assurances. The Borrower shall execute and deliver to Bank such further instruments, provide it with such further data and information and take such further action as Bank may reasonably request, including without limitation any changes to the projections delivered pursuant to subsection (f) which could materially affect such projections, and a quarterly covenant compliance certificate in the form and content reasonably acceptable to Bank.

        6.09.    Environment.    Be and remain in compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder except as noted in Schedule 6.09; notify Bank immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify Bank immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto, and at Bank's request, and at Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to Bank, and such other and further assurances reasonably satisfactory to Bank that the condition has been corrected.

        6.10.    Change of Control.    The Borrower covenants that, so long as Bank (for the purpose of this paragraph the term "Bank" shall include Bank's subsidiaries and affiliates) shall be the holder of any of the Notes in the event that a Change of Control Date shall occur relative to Borrower, Borrower will, within 10 days after such Change of Control Date, give Bank written notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto. Upon the occurrence of a Change of Control Date relative to Borrower, Borrower will prepay, if Bank shall so request, all outstanding principal under the Notes plus interest accrued to the date of prepayment and Bank may terminate the Revolving Credit Commitment and the Line of Credit Commitment. Such request (the "Prepayment Notice") shall be made by Bank in writing not later than 60 days after receipt by Bank of written notice from Borrower of such Change of Control Date and shall specify the date upon which Borrower shall prepay the Notes, which date shall be not less than 30 days nor more than 60 days from the date of the Prepayment Notice. On the date fixed for prepayment Borrower shall prepay the outstanding principal under the Notes plus interest accrued on the Notes, to the date fixed for prepayment.

        6.11.    Prompt Payment of Taxes and Indebtedness.    Promptly pay and discharge, or cause to be paid and discharged, prior to the earliest date on which any penalty or interest is incurred or begins to accrue, all lawful taxes, assessments and governmental charges or levies imposed upon any of its income, profits, property or business; provided, that any such tax, assessment, charge or levy need not be paid (a) if the same shall currently be contested in good faith by appropriate proceedings, (b) if Borrower shall have set aside on its books adequate reserves with respect thereto, and (c) if no proceedings shall have been commenced to foreclose any Lien which may have attached as security therefore. The Borrower will promptly pay when due all its other Debt and dividends declared by it.

ARTICLE VII
NEGATIVE COVENANTS

        So long as the Note or any Advance thereunder shall remain unpaid, Borrower will not:

        7.01.    Liens.    Create, assume or suffer to exist any Lien upon any of its assets (including, without limitation, the Collateral) whether now owned or hereafter acquired, except:

          (a) Liens in favor of Bank given to secure any Debt, whether now owing or hereafter coming into existence, owed from Borrower to Bank;

          (b) Liens for taxes or assessments or other governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Borrower or any subsidiary in accordance with generally accepted accounting principles;

          (c) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

          (d) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (other than obligations for the payment of borrowed money);

          (e) Easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of Borrower or any of its subsidiaries or any of their respective properties; and

          (f) Existing Liens set forth on Schedule 7.01 attached hereto. For purposes of this Agreement, a negative pledge constitutes a Lien.

        7.02.    Debt.    Create, incur, assume, or suffer to exist any Debt in excess of $250,000 (including lease obligations of any description whatsoever not existing as of the date of this Agreement, except (a) Debt incurred under this Agreement; (b) any trade indebtedness incurred in the ordinary course of business payable within 90 days of its incurrence, or (c) with the prior written consent of Bank, which consent shall not be unreasonably withheld, Debt owing to Ronald D. Ordway.

        7.03.    Mergers, Etc.    Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person without the prior written consent of Bank, which consent shall not be unreasonably withheld.

        7.04.    Leases.    Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except: (a) leases existing on the date of this Agreement set forth on Schedule 7.04 attached hereto and any extensions or renewals thereof; and (b) leases (other than Capital Leases) which do not in the aggregate require Borrower on a consolidated basis to make payments (including taxes, insurance, maintenance, and similar expenses which Borrower is required to pay under the terms of any lease) in any fiscal year of Borrower in excess of Five Hundred Thousand Dollars ($500,000).

        7.05.    Sale and Leaseback.    Sell, transfer, or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

        7.06.    Capital Expenditures.    Without the prior written consent of Bank, which consent shall not be unreasonably withheld, make any additional investment and fixed assets in any one fiscal year in excess of a yearly aggregate of $2,000,000.00.

        7.07.    Sale of Assets.    Sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired assets (including without limitation, receivables and leasehold interests) except: (a) inventory disposed of in the ordinary course of business; and (b) the sale or other disposition of assets no longer used or useful in the conduct of its business.

        7.08.    Investments.    Make any loans, advances, or extensions of Credit to any Person in excess of $100,000.00, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person (without the prior written consent of Bank, which consent shall not be unreasonably withheld), or participate as a partner or joint venturer with any other Person, except: (a) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (b) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (c) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000); and (c) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to Borrower.

        7.09.    Guaranties, Etc.    Assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except: guaranties by endorsement of negotiable instruments for deposits or collection or similar transactions in the ordinary course of business.

        7.10.    Transactions With Affiliates.    Enter into any transaction, including without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, including without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

        7.11.    Use of Proceed.    Use the proceeds of any Advance under the Revolving Credit Note except for the purposes stated herein.

ARTICLE VIII
FINANCIAL COVENANTS

        So long as the Note or any Advances thereunder shall remain unpaid, Borrower will:

        8.01.    Minimum Tangible Net Worth.    Maintain at all times a tangible net worth of not less than Twenty Million and No/100 Dollars ($20,000,000.00), measured at May 31, 2000, and increasing by seventy-five percent (75%) of net income at the end of each fiscal quarter thereafter.

        8.02.    Minimum Debt Service Coverage Ratio.    As of the end of each calendar quarter commencing on June 30, 2001, Borrower's Minimum Debt Service Coverage Ratio will equal or exceed 1.25 to 1.00, calculated for the rolling four (4) quarters then ended.

        8.03.    Senior Funded Debt to EBITDA Ratio.    Maintain at all times a Senior Funded Debt to EBITDA Ratio of not greater than 4:50 to 1:00 as of May 31, 2000, 4:00 to 1:00 as of February 28, 2001, and 3.50 to 1.00 as of February 28, 2002.

ARTICLE IX
EVENTS OF DEFAULT

        9.01.    Events of Default.    Any one or more of the following shall constitute an Event of Default hereunder:

          (a) The Borrower should fail to pay the principal of, or any interest on the Note, or any fee, within three (3) days after the date when due and payable;

          (b) Any representation or warranty made or deemed made by Borrower in this Agreement or in any other Loan Document or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

          (c) The Borrower shall fail to perform or observe any term, covenant, or agreement contained in Articles VI, VII or VIII hereof;

          (d) The Borrower shall (i) fail to pay any indebtedness for borrowed money (other than the Note) which individually as to a single creditor, or in the aggregate as to all creditors, equals more than $1,000,000.00 or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), or (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

          (e) The Borrower (i) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of sixty (60) days or more; or (v) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (vi) shall suffer any such custodianship, receivership, or trusteeship to continue undismissed for a period of sixty (60) days or more;

          (f) One or more judgments, decrees, or orders for the payment of money in excess of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered against Borrower, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

          (g) Any of the following events shall occur or exist with respect to Borrower and any ERISA Affiliate under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall take place; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject Borrower to any tax, penalty, or other liability which in the aggregate may exceed One Hundred Thousand Dollars ($100,000); or

          (h) If Bank receives its first notice of a hazardous discharge or any environmental complaint from a source other than Borrower, and Bank does not receive notice (which may be given in oral form, provided same is followed with all due dispatch by written notice given by certified mail, return receipt requested) of such hazardous discharge or environmental complaint from Borrower within twenty-four (24) hours of the time Bank first receives said notice from a source other than Borrower; or if any federal, state, or local agency asserts or creates a Lien upon any or all of the assets, equipment, property, leaseholds, or other facilities of Borrower by reason of the occurrence of a hazardous discharge or an environmental complaint; or if any federal, state, or local agency asserts a claim against Borrower and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or any environmental complaint; provided, however, that such claim shall not constitute a default if, within five (5) Business Days of the occurrence giving rise to the claim, (i) Borrower can prove to Bank's satisfaction that Borrower has commenced and is diligently pursuing either: (A) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion or (B) proceedings for an injunction, a restraining order, or other appropriate emergent relief preventing such agency or agencies from asserting such claim, which relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or emergent relief is not thereafter resolved or reversed on appeal; and (ii) in either of the foregoing events, Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to both Bank and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event which constitutes the basis for the claim.

        9.02.    Remedies on Default.

          (a) Upon the occurrence and during the continuation of an Event of Default (other than an Event of Default described in Section 9.01(e), Bank may (i) terminate its obligations to Borrower, including, without limitation, all obligations to make Advances under the Revolving Credit Commitment, (ii) declare the Notes, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees actually incurred if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceedings) immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived.

          (b) Upon occurrence of an Event of Default under Section 9.01(g), (i) all obligations of Bank to Borrower, including, without limitation, all obligations to make Advances under the Revolving Credit Commitment, shall terminate automatically and (ii) the Notes, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees actually incurred if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceedings) shall be immediately due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are expressly waived.

          (c) Upon the occurrence of an Event of Default and the acceleration of the Notes as provided in (a) or (b) above, and in the case of an Event of Default under Section 9.01(c) involving a breach of covenant only, after not less than thirty (30) days notice and opportunity to cure such Event, Bank may pursue any remedy available under this Agreement, under the Notes or under any other Loan Document, or available at law or in equity, all of which shall be cumulative. The order and manner in which the rights and remedies of Bank under the Loan Documents and otherwise may be exercised shall be determined by Bank.

          (d) Upon the occurrence and during the continuance of any Event of Default, Bank is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement, the Notes, or any other Loan Document, irrespective of whether or not Bank shall have made any demand under this Agreement, the Notes or any other Loan Document and although such obligations may be unmatured. The Bank agrees promptly to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE X
MISCELLANEOUS

        10.01.    Amendments, Etc.    No amendment, modification, termination, or waiver of any provision of any Loan Document to which Borrower is a party, nor consent to any departure by Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        10.02.    Notices, Etc.    All notices and other communications provided for under this Agreement and under the other Loan Documents to which Borrower is a party shall be in writing and mailed, telecopied or delivered by hand or overnight courier, if to Borrower, at its address:

VIDEO DISPLAY CORPORATION
1868 Tucker Industrial Drive
Tucker, Georgia 30084
Attn: Ronald D. Ordway

if to Bank, at its address:

SOUTHTRUST BANK
600 West Peachtree Street
27th Floor
Atlanta, Georgia 30308
Attn: Jon R. Hauseman, Corporate Lending Department

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.02. Except as otherwise provided in this Agreement all such notices and communications shall be effective (i) if mailed, upon the earlier of receipt or the third Business Day after such communication is deposited in the United States mail, registered or certified with first class postage prepaid, addressed as aforesaid, (ii) if telecopied, when sent, and (iii) if delivered by hand or by courier, when received at the address specified herein, except that notices to Bank pursuant to the provisions of Article II shall not be effective until received by Bank.

        10.03.    No Waiver.    No failure or delay on the part of Bank in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

        10.04.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights under any Loan Document to which Borrower is a party without the prior written consent of Bank.

        10.05.    Costs, Expenses, and Taxes.    The Borrower agrees to pay all costs and expenses (a) incurred by Bank in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents, including without limitation the reasonable cost's and expenses of counsel (including in-house counsel) to Bank, (b) incurred by Bank in connection with the administration of the Advances and the Loan Documents in accordance with the provisions thereof which would not be considered in the ordinary course of business and the preparation, execution and delivery of any waiver, amendment or consent by Bank relating to the Loan Documents, including without limitation the reasonable costs and expense of counsel (including in-house counsel) for Bank; and (c) incurred by Bank in enforcing the Loan Documents, including, without limitation, reasonable costs and expenses of counsel (including in-house counsel) of Bank. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and other documents to be delivered under any such Loan Documents, and agrees to hold Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

        10.06.    Integration.    This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

        10.07.    Indemnity.    The Borrower hereby agrees to defend, indemnify, and hold Bank and its directors, officers, agents and employees harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorneys' fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of Borrower, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

        10.08.    GOVERNING LAW.    THIS AGREEMENT AND EACH OF THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

        10.09.    Severability of Provisions.    Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

        10.10.    Headings.    Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

        10.11.    Entire Agreement.    This Agreement and the other Loan Documents executed and delivered contemporaneously herewith, together with the exhibits and schedules attached hereto and thereto, constitute the entire understanding, of the parties with respect to the subject matter hereof, and any prior or contemporaneous agreements, whether In writing or oral, with respect thereto including, without limitation, any loan commitment from Bank to Borrower, are expressly superseded hereby. The execution of this Agreement and the other Loan Documents by Borrower was not based upon any facts or materials provided by Bank, nor was Borrower induced to execute this Agreement or any other Loan Document by any representation, statement or analysis by Bank.

        10.12.    JURY TRIAL WAIVER.    TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BANK AND THE BORROWER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

[SIGNATURES COMMENCE ON NEXT PAGE]

        IN WITNESS THEREOF, the parties have caused this Agreement to be executed and delivered under seal by their respective officers thereunto duly authorized, as of the date first above written.

VIDEO DISPLAY CORPORATION, a Georgia corporation
By:
Ronald D. Ordway Chief Executive Officer
[CORPORATE SEAL]
SOUTHWEST VACUUM DEVICES, INC., an Arizona corporation
By:
Ronald D. Ordway, Chief Executive Officer
[CORPORATE SEAL]
TELTRON TECHNOLOGIES, INC., a Georgia corporation
By:
Ronald D. Ordway Chief Executive Officer
[CORPORATE SEAL]
Z-AXIS, INC., a Georgia corporation
By:
Ronald D. Ordway Chief Executive Officer
[CORPORATE SEAL]
MENGEL INDUSTRIES, INC., a Pennsylvania corporation
By:
Ronald D. Ordway Chief Executive Officer
[CORPORATE SEAL]

AYDIN DISPLAYS, INC., a Georgia corporation
By:
Ronald D. Ordway Chief Executive Officer
[CORPORATE SEAL]
LEXEL IMAGING SYSTEMS, INC., a Delaware corporation
By:
Ronald D. Ordway Chief Executive Officer
[CORPORATE SEAL]
APEX ELECTRONICS, INC., a New Jersey corporation
By:
Ronald D. Ordway Chief Executive Officer
[CORPORATE SEAL]
SOUTHTRUST BANK, an Alabama banking corporation
By:
Jon R. Hauseman Group Vice President

Schedule 5.07

Litigation

Schedule 5.10

ERISA Plans

The Company maintains/contributes to the "                         RETIREMENT SAVINGS PLAN"

Schedule 5.13

Debt

Lender:

LOAN NUMBER:

Date:

Due:

Loan Amount:

Schedule 6.09

Environmental Liabilities

Schedule 7.01

Existing Liens

Schedule 7.04

Existing Leases

Exhibits To Be Attached

Exhibit A—Form of Revolving Credit Note.

Exhibit B—Borrower's Closing Certificate.

Exhibit C—Form of Borrowing Base Certificate

QuickLinks

  Exhibit 10(l)